SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 2003
(TO PROSPECTUS DATED JANUARY 31, 2003)

[AMERICAN EXPRESS LOGO]

                                $15,000,000,000
                      AMERICAN EXPRESS CREDIT CORPORATION
                       MEDIUM-TERM SENIOR NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                             -------------------

    American Express Credit Corporation may offer from time to time its medium-term senior notes, Series B. Notwithstanding anything in the prospectus supplement dated February 5, 2003 to the contrary, we may offer from time to time up to U.S.$15,000,000,000 or the equivalent in other currencies or currency units of the notes described in this supplement and the prospectus supplement dated February 5, 2003. As of the date of this supplement, U.S.$18,200,000,000 of the notes have been issued. At the conclusion of this offering, including all notes we have previously issued, we will have issued $21,800,000,000 of the notes. The final terms of each note offered will be included in a pricing supplement. Unless a pricing supplement states otherwise, the notes offered will have the following general terms:

  The notes will mature in nine months or more from the date of issue.

  The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:

     Commercial Paper Rate

     Federal Funds Rate

     CD Rate

     LIBOR

     EURIBOR

     Prime Rate

     Treasury Rate

     Any other rate specified in the applicable pricing supplement.

  The notes may be indexed in which payments of interest or principal may be linked to the price of one or more securities, currencies, commodities or other goods.

  Fixed rate interest will be paid on February 1 and August 1, accruing from the date of issue.

  Floating rate interest will be paid on the dates stated in the applicable pricing supplement.

  The notes will be held in global form through The Depository Trust Company, unless otherwise specified.

  The notes may be either redeemed by us or repaid at your option if specified in the applicable pricing supplement.

  The notes will be denominated in U.S. dollars unless another currency is specified in the applicable pricing supplement and will have minimum denominations of $100,000 unless otherwise specified.

                           PRICE TO             DISCOUNTS AND                     PROCEEDS TO
                            PUBLIC               COMMISSIONS                          US
Per Note(1)...........       100%              0.010% - .750%                  99.250% - 99.990%
Total(1)..............  $15,000,000,000   $1,500,000 - $112,500,000    $14,887,500,000 - $14,998,500,000

---------
(1) Unless a pricing supplement states otherwise.

    YOU SHOULD CONSIDER CAREFULLY THE INFORMATION UNDER 'RISK FACTORS' BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT, DATED FEBRUARY 5, 2003.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents have agreed to use their reasonable efforts to sell the notes. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

                             -------------------

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BARCLAYS CAPITAL                                                     BNP PARIBAS
CITIGROUP                                             CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK SECURITIES                                                JPMORGAN
LEHMAN BROTHERS                                  UTENDAHL CAPITAL PARTNERS, L.P.
                              WACHOVIA SECURITIES

December 7, 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                         SUPPLEMENT NO. 1

Documents Incorporated by Reference.........................   PS-3
Plan of Distribution........................................   PS-4
Experts.....................................................   PS-5

                       PROSPECTUS SUPPLEMENT

Where You Can Find More Information.........................    S-3
Documents Incorporated by Reference.........................    S-3
Summary of the Offering.....................................    S-4
Risk Factors................................................    S-5
Important Currency Information..............................    S-7
Ratio of Earnings to Fixed Charges..........................    S-7
Use of Proceeds of the Notes................................    S-8
Description of Notes........................................    S-8
Certain United States Federal Income Tax Consequences.......   S-20
Plan of Distribution........................................   S-27
Experts.....................................................   S-28

                            PROSPECTUS

About this Prospectus.......................................      2
Where You Can Find More Information.........................      2
American Express Credit Corporation.........................      3
Use of Proceeds.............................................      4
Description of Debt Securities..............................      5
Description of Warrants.....................................     11
Plan of Distribution........................................     12
Legal Matters...............................................     13
Experts.....................................................     13

    You should rely only on the information contained in this supplement and the accompanying prospectus supplement and prospectus and the pricing supplement as well as the information incorporated by reference. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the notes. The information incorporated by reference or contained in this supplement or the accompanying prospectus supplement and prospectus may only be accurate on the date of this supplement.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to 'incorporate by reference' the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this supplement, the prospectus supplement, the accompanying prospectus or in previously incorporated documents. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Securities Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K until the offering of these notes has been completed:

      Annual Report on Form 10-K for the year ended December 31, 2004.

      Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

      Current Report on Form 8-K/A filed March 31, 2005 and Current Report on Form 8-K filed November 16, 2005.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or number:

                      American Express Credit Corporation
                            301 North Walnut Street
                           Wilmington, Delaware 19801
                              Attention: President
                                 (302) 594-3350

                              PLAN OF DISTRIBUTION

    Under the terms of an agency agreement, dated as of December 21, 2001, as amended on April 1, 2002, February 5, 2003 and December 7, 2005, we will offer the notes on a continuous basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Utendahl Capital Partners, L.P., and Wachovia Capital Markets LLC, as agents. Each of the agents has agreed to use its reasonable efforts to solicit offers to purchase the notes. We will pay each agent a commission of from 0.010% to 0.750% of the principal amount of each note sold through the agent. We will have the sole right to accept offers to purchase notes and we may reject any such offer, in whole or in part. Each agent shall have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part. We reserve the right to sell notes directly on our own behalf, in which case no commission will be payable to an agent.

    We may also sell the notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell (in the case of notes to be resold at a fixed public offering price), the agent may change the public offering price, the concession and the discount.

    Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these securities, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

    We estimate that our total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $4,300,000.

    Some of the agents or their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. To the extent that the proceeds of any offering of the notes are used to repay indebtedness owed to affiliates of the agents, such offerings will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. One of the agents for the notes, J.P. Morgan Securities Inc. is an affiliate of the trustee.

    In connection with an offering of the notes, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.

      Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering.

      Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

    These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Each agent may be deemed to be an 'underwriter' within the meaning of the Securities Act of 1933, or the Securities Act. We have agreed to indemnify each agent against liabilities under the Securities Act,

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or contribute to payments which the agents may be requested to make in that respect. We will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York, New York.

                                    EXPERTS

    The financial statements that we have incorporated in this supplement to the prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, 5 Times Square, New York, New York 10036, independent registered public accountants, to the extent indicated in their report included in the Annual Report. We have incorporated by reference the financial statements in this supplement to the prospectus supplement in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

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                                $15,000,000,000
                      AMERICAN EXPRESS CREDIT CORPORATION
                       MEDIUM-TERM SENIOR NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              -------------------

                    SUPPLEMENT NO. 1 DATED DECEMBER 7, 2005
                                       TO
                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 2003
                     (TO PROSPECTUS DATED JANUARY 31, 2003)

                              -------------------

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BARCLAYS CAPITAL                                                     BNP PARIBAS
CITIGROUP                                             CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK SECURITIES                                                JPMORGAN
LEHMAN BROTHERS                                  UTENDAHL CAPITAL PARTNERS, L.P.
                              WACHOVIA SECURITIES

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